News Release

For further information:

Hooper Holmes
Henry E. Dubois
President and CEO
(913) 764-1045

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Requests Effective Date for Rights Offering
OLATHE, Kan., Thursday, December 17, 2015 -- Hooper Holmes, Inc. (NYSE MKT: HH) announced today that it requested an effective date as of the end of business on Friday, December 18, 2015 for the S-1 registration statement filed with the SEC with respect to the company’s $4.0 million rights offering. Under the terms of the rights offering, the Company will distribute one non-transferable subscription right to purchase shares of its common stock, for each one share of its common stock held by a stockholder as of 5:00 pm CT, on the record date of December 24, 2015, as more fully described in the prospectus relating to the rights offering. Holders as of the record date will have until 5:00 pm CT on January 18, 2016 to exercise their basic subscription rights. The rights offering will also include an over-subscription privilege, which will entitle each rights holder that exercises its full basic subscription rights to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to certain limitations.

Hooper is planning to raise $4.0 million through the successful rights offering. As discussed in the prospectus related to the rights offering, all of the Company’s directors, executive officers, certain related parties to the directors and executive officers, and a few key shareholders have indicated that they intend to exercise all of the rights issued to them. If exercised, these non-binding commitments represent at least $1.8 million of the total amount to be raised.

"As mentioned in our S-1 filing, we have made substantial progress this past year in the restructuring of Hooper Holmes into a focused, growth-oriented health and wellness company. With the completion of the rights offering, and building upon our revenue base, the additional revenue of a full year of AHS operations and our progress in generating new sales of $5.0 million in 2015 and $11.0 million in 2016; we believe we are positioned well to achieve our plan of revenues in excess of $42.0 million and to be EBITDA and cash flow positive in 2016," said Henry Dubois, president and CEO.

Mr. Dubois added: “In addition to the sales we’ve discussed above, since our third quarter investor call, we have closed additional business estimated to bring in $1.0 million more of annual revenue starting in 2016. Our most recent business win is from a direct client in the healthcare industry with 3,000 employee lives that will be using our full suite of services.”

About Hooper Holmes
Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to realize the expected benefits from this acquisition and our strategic alliance with Clinical Reference Laboratory; our ability to successfully implement our business strategy and integrate Accountable Health Solutions’ business with ours; our ability to retain and grow our customer base; our ability to recognize operational efficiencies and reduce costs; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility and the financing for this acquisition; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 31, 2015. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

This press release may constitute a “free writing prospectus” and an “issuer free writing prospectus” as such terms are defined in Rule 405 and Rule 433, respectively, under the Securities Act of 1933, as amended, and relates to the registration statement on Form S-1 filed by the Company on December 17, 2015.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus if you request it from: SM Berger & Company, by email at andrew@smberger.com or by telephone at (216) 464-6400. In addition, you may view the prospectus by clicking on the following hyperlink:
[ http://investor.hooperholmes.com/secfiling.cfm?filingID=741815-15-54&CIK=741815 ].